Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-79705 on Form S-3 and in Registration Statement No. 333-50010 on Form S-8 of our reports dated March 14, 2005, relating to the financial statements and financial statement schedules of Exactech, Inc. and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Exactech, Inc. for the year ended December 31, 2004.

DELOITTE & TOUCHE LLP

Jacksonville, Florida

March 15, 2005